Exhibit 99.7

FOR IMMEDIATE RELEASE

Company Contact:	Contact:
Gary J. Dailey	Gene Marbach
Chief Financial Officer	Investor Relations
Everlast Worldwide Inc.	Makovsky + Company
212-239-0990	212-508-9600

EVERLAST WORLDWIDE INC. ANNOUNCES THE REDEMPTION AND PREPAYMENT OF ITS $26 MILLION OF SERIES A PREFERRED STOCK AND NOTES PAYABLE

•	Company Enters into a $25 Million Senior Secured Four-Year Term Facility to Refinance and Redeem its Outstanding Preferred Stock and Notes Payable

•	Gain from Redemption of Preferred Stock and Notes Payable is $2.0 Million; $0.53 Accretive to Common Stockholders on a Diluted Basis

NEW YORK, New York, February 8, 2006 – Everlastâ Worldwide Inc. (Nasdaq: EVST), manufacturer, marketer and licensor of sporting goods and apparel under the Everlast brand name, today reported the entire redemption of its outstanding $20 million Series A Preferred Stock and related rights and privileges, including the elimination of the profit-sharing mechanism, the retirement of its two board of director seats, and the prepayment of its outstanding $6 million in notes payable to one of the former Series A preferred stockholders.

The redemptions and prepayment was accomplished by the Company, and all its wholly-owned subsidiaries, entering into a $25 million Senior Secured four-year Term Facility with Wells Fargo Century. Under the terms of the facility, the Company redeemed its Series A Preferred Stock and prepaid notes payable, and all rights and privileges thereof, for an aggregate amount of $22.7 million. The remaining $2.3 million of financing from the Term Facility was used to pay for financing and professional costs associated with the Term Facility. The Term

Facility requires quarterly principal installments of $635,000, commencing April 30, 2006, with a balloon of $15.5 million due December 31, 2009, along with monthly interest on the related outstanding principal at prime plus 1% (currently 8.25%). The Term Facility has customary covenants in place, including a minimum fixed-charge financial covenant ratio, and excess cash-flow recapture. The Term Facility is secured by all tangible and intangible assets of the Company and its wholly-owned subsidiaries, as defined.

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Everlast Refinancing

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“The strategic initiatives we have undertaken since 2004 have allowed us to refinance our debt and capital structure with a Term Facility under favorable terms, which is extremely accretive to the Company and our common shareholders,” said Seth Horowitz, Chairman and CEO. “I am excited we are able to complete and close this Term Facility with a great partner of Everlast for the past ten-plus years, Wells Fargo Century, Inc., a wholly-owned subsidiary of Wells Fargo Foothill and a Wells Fargo Company, who will continue to provide us with our working capital line of credit. Wells Fargo, a full-service financial institution ranked at the top in most all financial service categories, is the only Aaa rated United States bank by Moody’s rating service. I want to take this time to thank our Series A Preferred Stockholders, especially Ben Nadorf, for being a part of this transaction and for his many contributions to the Company over the years. With our recently announced licensing agreements complementing our existing licensing and sporting goods businesses, we have positioned the Company to succeed in its strategic plan of building the Everlast name into one the world’s preeminent brands.”

Mr. Gary Dailey, CFO added, “The announcement is an important development for our Company. The closing of this four-year Term Facility achieves one of the Company’s financial objectives by simplifying its previously complex capital structure and providing an immediate benefit to existing common shareholders with a gain on the extinguishment of the Series A Preferred Stock and notes payable in the aggregate of $2.0 million, or $0.53 per diluted share. The principal and interest debt service outlined in this Term Facility will additionally enhance the Company’s cash flows, especially in years 2007 and 2008, where our contractual obligations under the Preferred Stock redemption schedule and maturities of notes payable exceeded $19.5 million.”

Thomas V. Pizzo, President and CEO of Wells Fargo Century, commented, “We are very pleased to provide this additional financing to Everlast. Every client is different, and each situation is unique. We took an entrepreneurial view of Everlast's opportunities and structured an appropriate solution.”

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Everlast Refinancing

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About Everlast Worldwide Inc.

Everlast Worldwide Inc. manufactures markets and licenses sporting goods and apparel products under the Everlast brand name. Since 1910, Everlast has been the preeminent brand in the world of boxing and is among the most dominant brands in the overall sporting goods and apparel industries. Over the past 96 years, Everlast products have become the “Choice of Champions™”, having been used for training and professional fights by many of the biggest names in the sport. Everlast is the market leader in nearly all of its product categories, responsible for leading eight of the top ten boxing equipment products in sales. Through its apparel division, Everlast men’s active wear products are sold to over 20,000 retail locations throughout the United States and Canada, including a variety of department stores, specialty stores, catalog operations and better mass merchandisers. In addition to producing and marketing the equipment and accessories, Everlast Worldwide Inc. licenses its brand to providers of men’s and women’s sportswear and active wear, children’s wear, footwear, watches, cardiovascular exercise equipment, nutritional foods and gym/duffel bags to name just a few categories. At the retail level, Everlast’s licensed products generate over $700 million in revenues. The company’s Web site can be found at http://www.everlast.com.

About Wells Fargo & Company

Wells Fargo & Company is a diversified financial services company with $482 billion in assets, providing banking, insurance, investments, mortgage and consumer finance to more than 23 million customers from more than 6,200 stores and the internet (wellsfargo.com) across North America and elsewhere internationally. Wells Fargo Bank, N.A. is the only bank in the United States to receive the highest possible credit rating, "Aaa," from Moody's Investors Service.

Statements made in this Press Release that are estimates of past or future performance are based on a number of factors, some of which are outside of the Company's control. Statements made in this Press Release that state the intentions, beliefs, expectations or predictions of Everlast Worldwide, Inc. and its management for the future are forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Information concerning factors that could cause actual results to differ materially from those in forward-looking statements is contained from time to time in filings of Everlast Worldwide with the U.S. Securities and Exchange Commission. Copies of these filings may be obtained by contacting Everlast Worldwide or the SEC